UNDERWRITING AGREEMENT

May 20, 2011
Shaw Communications Inc.
Suite 900, 630-3rd Avenue S.W.
Calgary, Alberta T2P 4L4 Attention:	Steve Wilson, Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

TD Securities Inc. (“TD”), CIBC World Markets Inc. (“CIBC”), RBC Dominion Securities Inc., Scotia Capital Inc., National Bank Financial Inc. and BMO Nesbitt Burns Inc. (collectively, the “Underwriters” and, each individually, an “Underwriter”) understand that Shaw Communications Inc. (the “Corporation”) proposes to (i) create, authorize, issue and sell in the Offering Jurisdictions (as hereinafter defined) 12,000,000 Series A Shares (as hereinafter defined); (ii) create and authorize Series B Shares (as hereinafter defined); and (iii) issue Series A Shares on the conversion from time to time of Series B Shares and issue Series B Shares on the conversion from time to time of Series A Shares, in each case, as described in the Prospectus Supplement (as hereinafter defined). Upon and subject to the terms and conditions contained herein, the Underwriters hereby severally, and not jointly nor jointly and severally, offer to purchase from the Corporation, in the respective percentages set forth in Section 17 hereof and, by its acceptance hereof, the Corporation agrees to sell to the Underwriters, an aggregate of 12,000,000 Series A Shares at a price of $25.00 per Series A Share (the “Offering Price” and, in aggregate for all such shares, the “Purchase Price”).

The Underwriters understand that the Corporation has prepared and filed under and as required by Applicable Securities Laws (as hereinafter defined) with the Canadian Securities Commissions (as hereinafter defined) in each of the Offering Jurisdictions a final short form base shelf prospectus, dated November 18, 2010, in respect of up to $4,000,000,000 of the Corporation’s debt securities, class B non-voting participating shares, class 1 preferred shares, class 2 preferred shares, warrants, share purchase contracts and units in both the English and French languages (such short form base shelf prospectus, including the Documents Incorporated by Reference (as hereinafter defined), the “Base Prospectus”) and obtained a Passport Receipt (as hereinafter defined) therefor.

The Corporation shall prepare and promptly after the execution of this Agreement and, in any event, not later than 8:00 p.m. (Toronto time) on the date of this Agreement, file a shelf prospectus supplement, on a basis reasonably acceptable to the Underwriters, under and as required by Applicable Securities Laws with each of the Canadian Securities Commissions in both the English and French languages (such shelf prospectus supplement, including the Documents Incorporated by Reference, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), and all other documents required to be filed with the Prospectus pursuant to Applicable Securities Laws.

In consideration of the agreement of the Underwriters to purchase the Series A Shares and to offer them to the public pursuant to the Offering Documents (as hereinafter defined) and as otherwise contemplated herein, the Corporation agrees to pay to the Underwriters, at the Closing Time (as hereinafter defined), the Underwriting Fee (as hereinafter defined).

The Underwriters may offer the Series A Shares at a price less than the Offering Price in compliance with Applicable Securities Laws.

The following are additional terms and conditions of this Agreement between the Corporation and the Underwriters:

Section 1 Terms and Conditions

(1)	Definitions

Where used in this Agreement or in any amendment hereto, the following terms shall have the following meanings, respectively:

“affiliate” has the meaning given to it in the Securities Act (Alberta);

“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made by the Underwriters by this letter;

“Applicable Securities Laws” means, collectively, all applicable securities laws of all of the Offering Jurisdictions and the respective rules and regulations under such laws together with applicable published instruments, notices, policy statements and orders of all of the Canadian Securities Commissions;

“Base Prospectus” has the meaning ascribed thereto in the second paragraph;

“business day” means a day, other than a Saturday, a Sunday or any other day on which chartered banks are not open for business in Calgary, Alberta or Toronto, Ontario;

“Canadian Securities Commissions” means, collectively, the securities regulatory authorities in all of the Offering Jurisdictions and “Canadian Securities Commission” means any one of them;

“CDS” has the meaning ascribed thereto in Section 12(5);

“CIBC” has the meaning ascribed thereto in the first paragraph;

“Closing Date” means May 31, 2011 or such later date as may be agreed to in writing by the Corporation and the Underwriters, but in any event no later than June 7, 2011;

“Closing Time” means 8:00 a.m. (Toronto time) or such other time as may be agreed to by the Corporation and the Underwriters on the Closing Date;

“Corporation” has the meaning ascribed thereto in the first paragraph;

“distribution” has the meaning given to it in the Securities Act (Alberta);

“Documents Incorporated by Reference” means all interim and annual financial statements, management’s discussion and analysis, business acquisition reports, management information circulars, annual information forms, material change reports (other than confidential material change reports) or other documents filed by the Corporation, whether before or after the date of this Agreement, that are or are required to be incorporated by reference into the Prospectus;

“Financial Information” has the meaning ascribed thereto in Section 6(1)(b)(i);

“Financial Statements” means the financial statements of the Corporation included in the Documents Incorporated by Reference, including the notes to such statements and the related auditors’ reports on such statements, where applicable;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, body, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; and any corporation or other entity owned or controlled (through share ownership or otherwise) by any of the foregoing;

“Indemnified Parties” has the meaning ascribed thereto in Section 13;

“Indemnifier” has the meaning ascribed thereto in Section 14(1);

“Lead Underwriters” means TD and CIBC;

“Material Adverse Effect” has the meaning ascribed thereto in Section 9(g);

“material change” means a material change within the meaning of Applicable Securities Laws or any of them;

"misrepresentation” means a misrepresentation within the meaning of Applicable Securities Laws or any of them;

“NI 44-102” means National Instrument 44-102 – Shelf Distributions;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings;

“NYSE” means the New York Stock Exchange;

“Offering” means the sale of the Series A Shares pursuant to this Agreement;

“Offering Documents” means, collectively, the Base Prospectus, the Prospectus Supplement, and any Prospectus Amendment;

“Offering Jurisdictions” means, collectively, all of the provinces of Canada;

“Offering Price” has the meaning ascribed thereto in the first paragraph;

“Passport Receipt” means the receipt issued by the Principal Regulator for the Base Prospectus, which also evidences that the Ontario Securities Commission has issued a receipt for the Base Prospectus, and also indicates that a receipt for the Base Prospectus is deemed to be issued by the other Canadian Securities Commissions other than the Principal Regulator and the Ontario Securities Commission pursuant to Multilateral Instrument 11-102 – Passport System;

“Principal Regulator” means the Alberta Securities Commission;

“Prospectus” has the meaning ascribed thereto in the third paragraph;

“Prospectus Amendment” means any amendment to the Base Prospectus or the Prospectus Supplement;

“Prospectus Supplement” has the meaning ascribed thereto in the third paragraph;

“Regulation S” has the meaning ascribed thereto in Section 4(1);

“SEC” means the United States Securities and Exchange Commission;

“Selling Firm” has the meaning ascribed thereto in Section 4(1);

“Series A Shares” means the Cumulative Redeemable Rate Reset Class 2 Preferred Shares, Series A in the capital of the Corporation;

“Series B Shares” means the Cumulative Redeemable Floating Rate Class 2 Preferred Shares, Series B in the capital of the Corporation;

“Shelf Information” has the meaning ascribed thereto in Section 3(1);

“Shelf Procedures” has the meaning ascribed thereto in Section 3(1);

“TD” has the meaning ascribed thereto in the first paragraph;

“TSX” means the Toronto Stock Exchange;

“Underwriter Information” means the following information and statements relating solely to the Underwriters and provided by the Underwriters in writing for inclusion in the Offering Documents:

(a)	the legal names of the Underwriters on the cover page of the Prospectus Supplement;

(b)	the information under the heading “Plan of Distribution” in the Prospectus Supplement concerning price stabilization;

“Underwriters” has the meaning ascribed thereto in the first paragraph;

“Underwriting Fee” has the meaning ascribed thereto in Section 12(3);

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

(2)	Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

(3)	Any reference in this Agreement to a paragraph, clause, Section or subsection shall refer to a paragraph, clause, section or subsection of this Agreement.

(4)	Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender include all genders.

(5)	Any reference in this Agreement to $ or to “dollars” shall refer to the lawful currency of Canada, unless otherwise specified.

(6)	The following are the schedules to this Agreement, which schedules are deemed to be a part of this Agreement and are hereby incorporated by reference in this Agreement:

Schedule “A” – Matters to be Addressed in the Opinion of the Corporation’s Counsel

Schedule “B” Matters to be Addressed in the Opinion of the Corporation’s Regulatory Counsel

Section 2 The Offering

The Series A Shares will be duly and validly created, authorized and issued by the Corporation at the Closing Time and will have attributes and characteristics which conform to the attributes and characteristics described in the Prospectus Supplement, and when issued and delivered pursuant to this Agreement, upon payment for the Series A Shares by the Underwriters to the Corporation, will be validly issued as fully paid and non-assessable shares of the Corporation. The Series B Shares will be duly and validly created and authorized at the Closing Time and the Series B Shares will have attributes and characteristics which conform to the attributes and characteristics described in the Prospectus Supplement. The documentation establishing the attributes of the Series A Shares and Series B Shares shall be satisfactory in all material respects to the Underwriters and to the Underwriters’ counsel.

Section 3 Filing of Prospectus

(1)	Filings. The Corporation: (i) is relying upon the rules and procedures established pursuant to NI 44-102 (the “Shelf Procedures”); (ii) has prepared and filed the Base Prospectus with the Canadian Securities Commissions and received the Passport Receipt, which Base Prospectus omits the Shelf Information, and has prepared and filed other documents relating to the proposed Offering; (iii) will prepare and file, promptly after the execution of this Agreement and, in any event, not later than 8:00 p.m. (Toronto time) on the date of this Agreement with the Canadian Securities Commissions, in accordance with the Shelf Procedures, the Prospectus Supplement which will include the Shelf Information; and (iv) will advise the Underwriters promptly when such filing has been made. The Corporation will not file the Prospectus Supplement without prior notice, and a reasonable amount of time to comment given, to the Underwriters. The information included in the Prospectus Supplement that is permitted under the Shelf Procedures to be omitted from the Base Prospectus for which the Passport Receipt has been obtained but that is deemed under the Shelf Procedures to be incorporated by reference into the Base Prospectus as of the date of and by virtue of the Prospectus Supplement is referred to herein as the “Shelf Information”.

(2)	Compliance with Applicable Securities Laws. The Corporation shall fulfil, to the reasonable satisfaction of the Underwriters’ counsel, all legal requirements to be fulfilled by the Corporation to enable the Series A Shares to be offered for sale and sold to the public in each of the Offering Jurisdictions by the Underwriters who comply with the Applicable Securities Laws. All legal requirements to enable the Offering of the Series A Shares shall be fulfilled as soon as practicable but in any event in each Offering Jurisdiction not later than 8:00 p.m. (Toronto time) on the date of this Agreement. Such fulfilment shall include, without limitation, compliance with all Applicable Securities Laws with respect to the preparation and filing of the English and French language versions of the Prospectus in each of the Offering Jurisdictions.

Section 4 Distribution and Certain Obligations of Underwriters

(1)	Each Underwriter shall be permitted to appoint additional investment dealers or brokers (each, a “Selling Firm”) as its agents in the Offering and each such Underwriter may determine the remuneration payable to such Selling Firm. The Underwriters may offer the Series A Shares, directly and through Selling Firms or any affiliate of an Underwriter, in the Offering Jurisdictions for sale to the public in accordance with Applicable Securities Laws and in any jurisdiction outside of the Offering Jurisdictions (other than the “United States” within the meaning of Regulation S under the U.S. Securities Act (“Regulation S”)) to purchasers permitted to purchase the Series A Shares in accordance with applicable securities laws in such jurisdiction, and upon the terms and conditions set forth in the Offering Documents and in this Agreement and in accordance with Applicable Securities Laws in the Offering Jurisdictions and any such other jurisdiction, provided that the Underwriters will not solicit offers to purchase or sell the Series A Shares in any jurisdiction other than the Offering Jurisdictions so as to require registration thereof or filing of a prospectus or any other document with respect thereto under the laws of such jurisdiction or which could subject the Corporation to reporting obligations, taxation or general service of process in such jurisdiction or result in the listing of the Corporation’s securities on any exchange other than the TSX and the NYSE. Each Underwriter acknowledges that the Series A Shares and Series B Shares have not been and will not be registered under the U.S. Securities Act or any state securities laws. Neither the Underwriters nor any Selling Firm, nor any person acting on their behalf, (i) has engaged or will engage in any “directed selling efforts” within the meaning of Regulation S or (ii) has offered or sold or will offer or sell the Series A Shares except in “offshore transactions” to non “U.S. persons” in each case within the meaning of Regulation S. Each Underwriter shall require any Selling Firm appointed by such Underwriter to agree to the foregoing and such Underwriter shall be severally responsible for the compliance by such Selling Firm with the provisions of this Agreement.

(2)	For the purposes of this Section 4, the Underwriters shall be entitled to assume that the Series A Shares are qualified for distribution in any Offering Jurisdiction referred to in the Passport Receipt unless otherwise notified in writing by the Corporation.

(3)	Notwithstanding the foregoing provisions of this Section 4, an Underwriter will not be liable to the Corporation with respect to a default under this Agreement by another Underwriter or another Underwriter’s duly registered broker-dealer affiliate or any Selling Firm appointed by another Underwriter, as the case may be.

(4)	The Underwriters shall use all reasonable best efforts to complete and to cause the Selling Firms to complete the distribution of the Series A Shares as soon as possible after the Closing Time.

(5)	The Lead Underwriters shall notify the Corporation when, in their opinion, the distribution of the Series A Shares has terminated and will provide to the Corporation, as soon as practicable after the distribution of the Series A Shares has terminated, and in any event not later than 30 days after the Closing Date, a breakdown of the number of Series A Shares distributed in each of the Offering Jurisdictions where such breakdown is required for the purpose of calculating fees payable to the Canadian Securities Commissions.

(6)	The Underwriters acknowledge that the Corporation is not taking any steps to qualify the Series A Shares for distribution outside of the Offering Jurisdictions.

Section 5 Preparation of Documents

During the period of distribution of the Series A Shares, the Corporation shall co-operate in all commercially reasonable respects with the Underwriters to allow and assist the Underwriters to participate fully in the preparation of, and approve the form and content of, the Prospectus Supplement and any Prospectus Amendment and shall allow the Underwriters to conduct all “due diligence” investigations which the Underwriters may reasonably require to fulfil the Underwriters’ obligations under Applicable Securities Laws and to enable the Underwriters to responsibly execute any certificate required to be executed by the Underwriters in such documentation.

Section 6 Deliveries on Filing and Related Matters.

(1)	The Corporation shall cause to be delivered to the Underwriters:

(a)	forthwith when available, copies of the Prospectus (in both the English and French languages) and any Prospectus Amendment (in both the English and French languages) signed as required by the Applicable Securities Laws of the Offering Jurisdictions, including (to the extent requested by the Underwriters) copies of any documents or information incorporated by reference therein and copies of any other documents filed as required by the Applicable Securities Laws which will be identical in content to the electronic versions filed in the Offering Jurisdictions on SEDAR;

(b)	at or prior to the time of filing on SEDAR of the Prospectus Supplement and any Prospectus Amendment:

(i)	an opinion of Fraser Milner Casgrain LLP, dated the date of the Prospectus Supplement or Prospectus Amendment, as applicable, and acceptable in form and substance to the Underwriters’ counsel that, except for: (A) the audited consolidated balance sheets of the Corporation as at August 31, 2010 and 2009 and the statements of income and retained earnings (deficit), statements of comprehensive income and accumulated other comprehensive income (loss), and statements of cash flows for the years ended August 31, 2010, 2009 and 2008, together with the notes thereto and the auditors’ report thereon; (B) management’s discussion and analysis of the financial condition and operations of the Corporation with respect to the year ended August 31, 2010; (C) the unaudited consolidated balance sheet of the Corporation as at February 28, 2011, and statements of income and retained earnings (deficit), statements of comprehensive income and accumulated other comprehensive income (loss), and statements of cash flows for the six months ended February 28, 2011 and 2010; (D) management’s discussion and analysis of the financial condition and operations of Shaw with respect to the six months ended February 28, 2011; and (E) the auditor’s consent and any other financial or accounting information, in each case, included or incorporated by reference in the Prospectus or Prospectus Amendment, as applicable (collectively, the “Financial Information”), the French language version of the Prospectus or Prospectus Amendment, as applicable, is in all material respects a complete and proper translation of the English language version thereof;

(ii)	an opinion from the Corporation’s auditors, Ernst & Young LLP, dated the date of the Prospectus Supplement or Prospectus Amendment, as applicable, and acceptable in form and substance to the Underwriters’ counsel, that the Financial Information contained or incorporated by reference in the French language version of the Prospectus or Prospectus Amendment, as applicable, is in all material respects a complete and proper translation of the English language version thereof; and

(c)	at or prior to the time of filing on SEDAR of the Prospectus Supplement and any Prospectus Amendment, a comfort letter from Ernst & Young LLP, dated the date of the Prospectus Supplement or Prospectus Amendment, as applicable, and reasonably acceptable in form and substance to the Underwriters, with respect to certain financial information relating to the Corporation contained in the Prospectus or the Prospectus Amendment, as applicable, which comfort letter shall be in addition to any comfort letters required by and addressed to securities regulatory authorities and shall be based on a review by such auditors having a cut-off date not more than two business days prior to the date of the comfort letter.

(2)	Representations of the Corporation as to Offering Documents. The Corporation represents and warrants to the Underwriters that as of the date hereof and as of the Closing Time (with the same force and effect as if made on and as at such time):

(a)	all information and statements in the Offering Documents (except the Underwriter Information), are, as at their respective dates and dates of filing, true and correct in all material respects and contain no misrepresentation and constitute full, true and plain disclosure of all material facts (within the meaning of Applicable Securities Laws) relating to the Corporation, the Series A Shares and Series B Shares as required by Applicable Securities Laws;

(b)	each of the Offering Documents, as at their respective dates and dates of filing, complied in all material respects with the requirements of the Applicable Securities Laws;

(c)	the Documents Incorporated by Reference in the Prospectus, when they were filed with the applicable Canadian Securities Commissions, complied in all material respects with the requirements of Applicable Securities Laws, and none of such documents contained any misrepresentation; and any further documents so filed and incorporated by reference in the Prospectus, when such documents are filed with the applicable Canadian Securities Commissions, will comply in all material respects with the requirements of Applicable Securities Laws and will not contain any misrepresentation;

(d)	as of the date hereof and as of the date of filing of the Prospectus, except as set forth or contemplated in the Prospectus, there has been or will have been no material adverse change in relation to the Corporation since February 28, 2011; and

(e)	the Corporation was qualified to file a short form shelf prospectus that is a base shelf prospectus under NI 44-102 at the time the Base Prospectus was filed and continues to be qualified to file a short form prospectus that is a base shelf prospectus under NI 44-102 and, at the time of filing of the Prospectus Supplement, there will be no documents required to have been filed under the Applicable Securities Laws in connection with the distribution of the Series A Shares at or prior to such time that will not have been filed as required.

(3)	Commercial Copies. The Corporation shall cause commercial copies of the Prospectus to be delivered to the Underwriters without charge, in such quantities and in such cities as the Underwriters may reasonably request by written instructions provided by email to the printer of such documents. Such delivery of such documents shall be effected as soon as possible after filing thereof with the Canadian Securities Commissions, but, in any event on or before 12:00 p.m. (Toronto time) on May 24, 2011, in the case of deliveries to be made in Toronto, Ontario, and on or before 12:00 p.m. (local time) on May 24, 2011, in the case of deliveries to cities other than Toronto, Ontario. Such deliveries shall constitute the consent of the Corporation to the Underwriters’ use of the Prospectus for the distribution of the Series A Shares in the Offering Jurisdictions in compliance with the provisions of this Agreement and Applicable Securities Laws. The Corporation shall similarly cause to be delivered commercial copies of any Prospectus Amendment and hereby similarly consents to the Underwriters’ use thereof.

(4)	Press Releases. Subject to compliance with applicable law, during the period commencing on the date hereof and until the Closing Date, the Corporation will promptly provide to the Underwriters a reasonable opportunity to review and comment on drafts of any press releases of the Corporation relating to matters that are, or may be, material to the Corporation prior to issuance, provided that such review shall be completed in a timely manner.

Section 7 Regulatory Approvals

The Corporation will make all necessary filings, obtain all necessary consents and approvals (if any) and pay all filing fees required to be paid in connection with the transactions contemplated by this Agreement. The Corporation will cooperate with the Underwriters in connection with the qualification of the Series A Shares and Series B Shares for offering and sale under the Applicable Securities Laws of the Offering Jurisdictions.

Section 8 Material Change

(1)	Material Changes During Distribution. During the period from the date of this Agreement to the later of the Closing Date and the date of completion of the distribution of the Series A Shares under the Offering Documents, the Corporation shall promptly notify the Underwriters in writing of:

(a)	any material change (actual, anticipated, contemplated or threatened) in relation to the Corporation; and

(b)	any material fact (in this clause (b), “material fact” shall have the meaning ascribed thereto in Applicable Securities Laws) or change in any material fact (including the disclosure of any previously undisclosed material fact), other than Underwriter Information, contained in the Offering Documents, which fact or change is, or may be, of such a nature as to render any statement in the Offering Documents misleading or untrue in any material respect or which fact or change would result in: (i) a misrepresentation in any of the Offering Documents, or (ii) any of the Offering Documents not complying (to the extent that such compliance is required) with the Applicable Securities Laws, in each case, as at any time up to and including the date of the completion of the distribution of the Series A Shares under the Offering Documents;

The Corporation shall promptly, and in any event, within any applicable time limitation, comply with all applicable filing and other requirements under the Applicable Securities Laws as a result of such fact or change; provided that the Corporation shall not file any Prospectus Amendment or other document required to be filed under this Section without prior notice, and a reasonable amount of time to comment given, to the Underwriters. The Corporation shall in good faith discuss with the Underwriters any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Underwriters pursuant to this Section.

(2)	Change in Applicable Securities Laws. If, during the period of the Offering, there shall be any actual or proposed change in the Applicable Securities Laws which, in the opinion of counsel to the Underwriters or counsel to the Corporation, requires the filing of any Prospectus Amendment, the Corporation shall, to the extent as may be required by Applicable Securities Laws, promptly prepare and file such Prospectus Amendment with the Canadian Securities Commissions.

(3)	The Underwriters agree, and will require each Selling Firm to agree, to cease the distribution of the Series A Shares, including any solicitations to sell the Series A Shares, upon the Underwriters receiving written notification of any change or material fact with respect to any Offering Document contemplated by this Section 8 and to not recommence the distribution of the Series A Shares in any Offering Jurisdiction until a Prospectus Amendment disclosing such change is filed in such Offering Jurisdiction.

Section 9 Representations and Warranties of the Corporation

The Corporation represents and warrants to the Underwriters, and acknowledges that the Underwriters are relying upon such representations and warranties in purchasing the Series A Shares that:

(a)	Shelf Procedures. The Corporation is qualified to file a short form prospectus that is a base shelf prospectus pursuant to the Shelf Procedures and is eligible to file a short form prospectus with the Principal Regulator and the other Canadian Securities Commissions. The Passport Receipt has been obtained. No order preventing or suspending the distribution of the Series A Shares has been issued by the Principal Regulator or any other Canadian Securities Commission and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Corporation, are contemplated by the Principal Regulator or the other Canadian Securities Commissions.

(b)	Compliance with Applicable Securities Laws. (A) Each document filed or to be filed with the Principal Regulator and the other Canadian Securities Commissions and incorporated by reference in the Offering Documents complied or will comply when so filed in all material respects with the requirements of Applicable Securities Law and the Shelf Procedures as interpreted and applied by the Principal Regulator and none of such documents contained or will contain an untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (B) no other document with respect to the Base Prospectus, any amendment thereto or any document incorporated by reference therein has been or will be filed or transmitted for filing with the Principal Regulator or the other Canadian Securities Commissions by or on behalf of the Corporation, except as provided in Section 3(1) and Section 8(1) hereof; and (C) the information and statements contained in the Offering Documents, as of its date and as of the Closing Time, will constitute full, true and plain disclosure of all material facts relating to the Series A Shares and the Series B Shares;

(c)	Independent Accountants. Ernst & Young LLP, who are reporting upon the audited consolidated financial statements of the Corporation included or incorporated by reference in the Offering Documents, are the auditors of the Corporation, are independent within the meaning of securities legislation of the Offering Jurisdictions and are independent public accountants as required by the U.S. Securities Act.

(d)	Filings in Canada. Except for the Offering Documents and any documents required to be filed in connection therewith: (A) there are no reports or information that in accordance with the requirements of the Principal Regulator or the other Canadian Securities Commissions must be made publicly available in connection with the offering of the Series A Shares that have not been made publicly available as required; and (B) there are no documents required to be filed with the Principal Regulator or the other Canadian Securities Commissions or with any other Canadian securities regulatory authority in connection with the Offering Documents that have not been filed as required.

(e)	Financial Statements. The financial statements of the Corporation included or incorporated by reference in the Offering Documents, together with the related schedules and notes, present fairly, in all material respects, the consolidated financial position of the Corporation at the dates indicated and for the periods specified; said financial statements have been prepared in conformity with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved, except for the adoption of CICA Handbook Section 1582 on September 1, 2010, and the audited consolidated financial statements of the Corporation have been reconciled to generally accepted accounting principles in the United States of America in accordance with Item 18 of Form 20-F under the U.S. Exchange Act. The supporting schedules, if any, included or incorporated by reference in the Offering Documents present fairly, in all material respects, the information required to be stated therein.

(f)	No Material Adverse Change in Business. Since the respective dates as of which information is given in the Offering Documents and the Supplementary Material (as defined below), except as otherwise stated or incorporated by reference therein, (A) there has been no material adverse change in or affecting the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Corporation and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Corporation or any of its subsidiaries which are material with respect to the Corporation and its subsidiaries considered as one enterprise, and (C) except for regular dividends on the Corporation’s Class A Participating Shares and Class B Non-Voting Participating Shares in amounts per share that are consistent with past practice (with such increases as have been publicly announced prior to the date hereof) or in connection with the Corporation’s previously announced normal course issuer bids, there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any class of its capital stock. Any auxiliary material, information, evidence, return, report, application, statement or document that may be filed by or on behalf of the Corporation under Applicable Securities Law prior to the Closing Time or, where such document is deemed to be incorporated by reference into the Offering Documents, prior to the expiry of the period of distribution of the Series A Shares, is referred to herein collectively as the “Supplementary Material”.

(g)	Good Standing of the Corporation. The Corporation has been duly organized and is a valid and subsisting corporation under the laws of the Province of Alberta, has the corporate power and corporate capacity to own, lease and operate its properties and to conduct its business as described in the Offering Documents and to enter into and perform its obligations under this Agreement; and the Corporation is duly qualified as an extra-provincial or foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a material adverse effect on the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Corporation and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”).

(h)	Good Standing of Subsidiaries. Each of Shaw Cablesystems Limited, Shaw Cablesystems G.P., Videon Cablesystems Inc., Mountain Cablevision Limited, Shaw Telecom Inc., Shaw Business Inc., Shaw Telecom G.P., Shaw Satellite Services Inc., Star Choice Television Network Incorporated and Shaw Satellite G.P. and Shaw Media Inc. (each a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly amalgamated, incorporated or formed and is a valid and subsisting corporation or partnership in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Documents and is duly qualified as a foreign or extra-provincial corporation or partnership to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Offering Documents, all of the issued and outstanding capital stock, or partnership interests, as applicable, of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Corporation, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock, or partnership interests, as applicable, of any Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.

(i)	Capitalization. The issued and outstanding share capital of the Corporation is as set forth in the Offering Documents (except for subsequent issuances of shares, if any, pursuant to reservations, agreements, share provisions or employee benefit plans referred to in the Offering Documents or pursuant to the exercise of convertible securities or options referred to in the Offering Documents and subsequent purchases of shares pursuant to the Corporation’s previously announced normal course issuer bids or dividend reinvestment plan). The shares of issued and outstanding capital of the Corporation have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares in the capital of the Corporation were issued in violation of the preemptive or other similar rights of any securityholder of the Corporation.

(j)	Authorization of Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Corporation.

(k)	Authorization and Description of the Series A Shares and Series B Shares. The Series A Shares have been duly authorized and, when the Series A Shares are issued and delivered pursuant to this Agreement, upon payment for the Series A Shares by the Underwriters to the Corporation or upon the conversion of the Series B Shares from time to time, will be validly issued as fully paid and nonassessable shares; the Series A Shares will conform in all material respects to the description thereof contained in the Offering Documents with respect to such Series A Shares; the issuance of the Series A Shares is not subject to pre-emptive rights, contractual rights to purchase securities issued by the Corporation or similar rights of any person, and (ii) the Series B Shares have been duly authorized, and, when the Series B Shares are issued and delivered by the Corporation upon conversion of the Series A Shares from time to time, will be validly issued and fully paid and nonassessable shares; the Series B Shares will conform in all material respects to the description thereof contained in the Offering Documents with respect to such Series B Shares; the issuance of the Series B Shares is not subject to pre-emptive rights, contractual rights to purchase securities issued by the Corporation or similar rights of any person.

(l)	Absence of Defaults and Conflicts. Neither the Corporation nor any of its subsidiaries is in violation of its constating documents or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, license or other agreement or instrument to which the Corporation or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Corporation or any subsidiary is subject (collectively, “Agreements and Instruments”) except for such defaults that would not result individually or in the aggregate in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Offering Documents (including the issuance and sale of the Series A Shares and the use of the proceeds from the sale of the Series A Shares as described in the Offering Documents under the caption “Use of Proceeds”) and compliance by the Corporation with its obligations hereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or a default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Corporation or any of its subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result individually or in the aggregate in a Material Adverse Effect), nor will such action result in any violation of the provisions of the constating documents or by-laws of the Corporation or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Corporation or any subsidiary or any of their assets, properties or operations which violation would result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Corporation or any of the subsidiaries.

(m)	Absence of Labour Dispute. No labour dispute with the employees of the Corporation or any subsidiary exists or, to the knowledge of the Corporation, is imminent, other than as may arise in connection with the renegotiation of collective bargaining agreements entered into by former subsidiaries of Canwest that were acquired in connection with the Canwest Acquisition (as such terms are defined in the Offering Documents), and the Corporation is not aware of any existing or imminent labour disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect.

(n)	Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Corporation, threatened, against or affecting the Corporation or any subsidiary individually or in the aggregate which is required to be disclosed in the Offering Documents (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets of the Corporation and its subsidiaries considered as one enterprise or the consummation of the transactions contemplated in this Agreement or the performance by the Corporation of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Corporation or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Offering Documents, including ordinary routine litigation incidental to the business of the Corporation, could not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect.

(o)	Possession of Intellectual Property. The Corporation and its subsidiaries possess, license or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), patents, patent rights, licenses, copyrights, and other intellectual property (collectively, “Intellectual Property”) necessary to conduct the business now operated by them, and neither the Corporation nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Corporation or any of its subsidiaries therein, where such infringement or conflict (if the subject of any unfavourable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(p)	Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Corporation of its obligations hereunder, in connection with the offering, issuance or sale of the Series A Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been obtained or may be required under Applicable Securities Law.

(q)	Possession of Licenses and Permits. The Corporation and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the Canadian Radio-television and Telecommunications Commission or other appropriate federal, provincial, territorial, state, local or foreign regulatory agencies or bodies necessary to own, lease, license and use its properties and assets and to conduct the business now operated by them, except where the failure to possess Governmental Licenses would not have a Material Adverse Effect; the Corporation and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Corporation nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would result in a Material Adverse Effect.

(r)	Title to Property. The Corporation and its subsidiaries have good and marketable title to all real property owned by the Corporation and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the Offering Documents or (B) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Corporation or any of its subsidiaries; and (i) all of the leases and subleases related to the business of the Corporation or any of its subsidiaries, and under which the Corporation or any of its subsidiaries holds properties described in the Offering Documents, are in full force and effect, and (ii) neither the Corporation nor any subsidiary has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Corporation or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Corporation or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, in each case except where the failure of such leases or subleases to be in full force and effect would not have a Material Adverse Effect.

(s)	Investment Company Act. The Corporation is not, and upon the issuance and sale of the Series A Shares as herein contemplated and the application of the net proceeds therefrom as described in the Offering Documents will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the U.S. Investment Company Act of 1940, as amended (the “1940 Act”).

(t)	Environmental Laws. Except as disclosed in the Offering Documents, and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Corporation nor any of its subsidiaries is in violation of any federal, state, provincial, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Corporation and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the Corporation’s knowledge, threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Corporation or any of its subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Corporation or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(u)	Disclosure Controls and Procedures. The Corporation maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the U.S. Exchange Act and as contemplated by the certifications required under Form 52-109F1 and Form 52-109F2 under Multilateral Instrument 52-109 – Certification of Disclosure in Issuer’s Annual and Interim Filings (“MI 52-109”), and such controls and procedures are effective to ensure that all material information concerning the Corporation is made known, on a timely basis, to the individuals responsible for the preparation of the Corporation’s filings under Applicable Securities Laws.

(v)	Internal Controls. The Corporation maintains systems of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Corporation is not aware of (x) any significant deficiency and material weaknesses in the design or operation of internal control over financial reporting (as such term is defined by Rules 13a-15(f) and 15d-15(f) under the U.S. Exchange Act and, in Canada, under MI 52-109) which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls over financial reporting.

(w)	SOX Compliance. The Corporation has complied in all material respects with the Sarbanes-Oxley Act of 2002, as applicable to the Corporation as at the date hereof, and the corporate governance rules of NYSE and the TSX, as applicable to the Corporation as at the date hereof, and Applicable Securities Law, and, to the knowledge of the Corporation, the Corporation’s directors and executive officers, in their capacities as such, have complied in all material respects with the Sarbanes-Oxley Act of 2002, as applicable to the Corporation as at the date hereof, and the corporate governance rules of NYSE and the TSX and Applicable Securities Law.

(x)	FCPA. Neither the Corporation nor any of its subsidiaries nor, to the knowledge of the Corporation, any director, officer, agent, employee or affiliate of the Corporation or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of such of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder as are applicable to it (the “FCPA”) or the Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”), including, without limitation, but only to the extent that the FCPA or the CFPOA is applicable to the Corporation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Corporation, its subsidiaries and, to the knowledge of the Corporation, its affiliates have conducted their businesses in material compliance with the FCPA and the CFPOA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith.

(y)	Money Laundering. The operations of the Corporation and its subsidiaries are and have been conducted at all times in material compliance with such financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency as are applicable to it (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Corporation, threatened.

(z)	OFAC. Neither the Corporation nor any of its subsidiaries nor, to the knowledge of the Corporation, any director, officer, agent, employee or affiliate of the Corporation or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Corporation will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(aa)	Stabilization. The Corporation has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under Applicable Securities Laws or otherwise, stabilization or manipulation of the price of any security of the Corporation to facilitate the sale or resale of the Series A Shares.

(bb)	Tax Election. The Corporation will make the election in subsection 191.2(1) of the Income Tax Act (Canada) in the prescribed form and within the time period referred to in subsection 191.2(1) of the Income Tax Act (Canada) in respect of the Series A Shares and the Series B Shares.

Section 10 Covenants of the Corporation

The Corporation covenants and agrees with the Underwriters that:

(1)	between the date hereof and the date of completion of distribution of the Series A Shares, the Corporation will advise the Underwriters, promptly after receiving notice or obtaining knowledge thereof, of:

(a)	the issuance by any Canadian Securities Commission of any order suspending or preventing the use of any of the Offering Documents;

(b)	the issuance by any Canadian Securities Commission, the TSX or the NYSE of any order having the effect of ceasing or suspending the distribution of the Series A Shares, the Series B Shares or the trading in any securities of the Corporation;

(c)	the institution or, to the knowledge of the Corporation, threatening of any proceeding for any purposes described in Section 10(1)(a) or Section 10(1)(b);

(d)	the suspension of the qualification of the distribution of the Series A Shares in any of the Offering Jurisdictions; and

(e)	any requests made by any Canadian Securities Commission for amending or supplementing any of the Offering Documents or for additional information;

and the Corporation will use its reasonable best efforts to prevent the issuance of any order referred to in Section 10(1)(a) or Section 10(1)(b), or any suspension referred to in Section 10(1)(d), and, if any such order is issued or any such suspension is involved, to obtain the withdrawal or termination thereof as soon as practicable;

(2)	the Corporation will file promptly all reports and other documents required to be filed or furnished by the Corporation with applicable Canadian Securities Commissions pursuant to Applicable Securities Laws subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offer or sale of the Series A Shares and Series A Shares in the Offering remain unsold;

(3)	the Corporation will use its reasonable best efforts to have the Series A Shares and the Series B Shares conditionally approved for listing on the TSX, subject only to the satisfaction by the Corporation of customary post-closing conditions, by the Closing Time;

(4)	during the period beginning on the Closing Date and ending on the date that is 90 days after the Closing Date, the Corporation shall not, directly or indirectly, without the prior written consent of TD, on behalf of the Underwriters, which consent shall not be unreasonably withheld, issue, agree to issue, or announce an intention to issue any preferred shares or securities convertible into preferred shares, other than the issue of the Series A Shares pursuant to this Agreement;

(5)	the Corporation will use the net proceeds from the Offering as described in the Prospectus Supplement; and

(6)	during the period from the date of this Agreement to the later of the Closing Date and the date of completion of the distribution of the Series A Shares under the Offering Documents, the Corporation shall promptly notify the Underwriters in writing of any material filing made by the Corporation of information relating to the offering of the Series A Shares with any securities exchange or Governmental Authority in Canada or the United States or any other jurisdiction.

Section 11 Conditions of Closing

The obligations of the Underwriters under this Agreement shall be subject to the accuracy of the representations and warranties on the part of the Corporation set forth in Section 9 hereof as of the date hereof and as of the Closing Date as though then made, to the timely performance by the Corporation of its covenants and other obligations hereunder and to the following additional conditions:

(1)	the Underwriters receiving, at the Closing Time:

(a)	a favourable legal opinion, dated the Closing Date, from Fraser Milner Casgrain LLP, the Corporation’s counsel, in form and substance satisfactory to the Underwriters, acting reasonably, as to matters of Canadian federal and provincial law (Fraser Milner Casgrain LLP may rely on the opinions of local counsel acceptable to them and to the Underwriters’ counsel as to matters governed by the laws of jurisdictions in Canada other than the Province of Alberta and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of officers of the Corporation and others), addressed to the Underwriters and, if necessary for opinion purposes, the Underwriters’ counsel with respect to the matters set out in Schedule “A”;

(b)	a favourable legal opinion of regulatory counsel of the Corporation from Stikeman Elliott LLP, in form and substance satisfactory to counsel for the Underwriters acting reasonably to the effect set forth in Schedule “B” hereto and to such further effect as counsel to the Underwriters may reasonably request. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Corporation and its subsidiaries and certificates of public officials;

(c)	a legal opinion from McCarthy Tetrault LLP, dated the Closing Date, with respect to such legal matters as the Underwriters may reasonably request;

(d)	a letter dated the Closing Date, in form and substance satisfactory to the Underwriters, acting reasonably, addressed to the Underwriters and the directors of the Corporation from Ernst & Young LLP confirming the continued accuracy of the comfort letter to be delivered to the Underwriters pursuant to Section 6(1)(b) with such changes as may be necessary to bring the information in such letter forward to a date not more than two business days prior to the Closing Date, provided such changes are acceptable to the Underwriters, acting reasonably;

(e)	a certificate, dated the Closing Date, addressed to the Underwriters and, if necessary for opinion purposes, the Underwriters’ counsel, and signed by officers of the Corporation acceptable to the Underwriters, acting reasonably, with respect to the constating documents of the Corporation, the fact that no acts have been taken to wind up the Corporation, all resolutions of the board of directors of the Corporation relating to this Agreement and the incumbency and specimen signatures of signing officers of the Corporation and such other matters as the Underwriters may reasonably request;

(f)	a certificate, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the Corporation or other officers of the Corporation acceptable to the Underwriters, acting reasonably, certifying for and on behalf of the Corporation and not in their personal capacity, after having made reasonable enquiries, that: (i) the representations and warranties of the Corporation set forth in Section 6(2) and Section 9 of this Agreement are true and correct in all material respects (except for such representations and warranties of the Corporation qualified by materiality or which refer to a Material Adverse Effect, which shall be true and correct in all respects) with the same force and effect as though expressly made on and as of the Closing Time after giving effect to the transactions contemplated by this Agreement; (ii) no order, ruling or determination having the effect of suspending the sale or ceasing or suspending trading in the Series A Shares or the Series B Shares or other securities of the Corporation has been issued and is continuing and no proceedings for such purpose have been instituted or, to the knowledge of such officers, are pending, contemplated or threatened; (iii) there has been no material change (actual, anticipated, contemplated or threatened) in relation to the Corporation; and (iv) the Corporation has complied in all material respects with all the covenants and obligations hereunder and satisfied in all material respects all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(g)	receipt by the Underwritiers of a certificate from CIBC Mellon Trust Company dated the Closing Date and signed by an authorized officer of CIBC Mellon Trust Company confirming the issued capital of the Corporation;

(h)	evidence that the Series A Shares and Series B Shares have been conditionally approved for listing on the TSX, subject only to the satisfaction by the Corporation of customary post-closing conditions imposed by the TSX in similar circumstances; and

(i)	such other certificates and other documentation as the Underwriters may reasonably request;

(2)	Articles of Amendment of the Corporation providing for the designation of the requisite number of Series A Shares and Series B Shares and providing for the rights, restrictions, conditions and limitations attaching to such shares substantially as described in the Prospectus Supplement and in a form satisfactory to the Underwriters, acting reasonably, shall have been filed under the Business Corporations Act (Alberta); and

(3)	no order, ruling or determination having the effect of ceasing or suspending trading in the Series A Shares or other securities of the Corporation shall have been issued and no proceedings for such purpose shall have been instituted or threatened.

Section 12 Closing

(1)	The purchase and sale of the Series A Shares shall be completed at the Closing Time at the offices of the Corporation’s counsel, Fraser Milner Casgrain LLP, 1500, 850 – 2nd Street, Calgary Alberta T2P 0R8 or such other place as the Underwriters and the Corporation may agree upon. At the Closing Time, the Corporation shall deliver to the Underwriters a definitive share certificate representing the Series A Shares registered in the name of “CDS & Co.”. Delivery by the Corporation of the Series A Shares shall be made against payment by the Underwriters to the Corporation of the Purchase Price for the Series A Shares by wire transfer (to a bank account designated by the Corporation to the Underwriters at least 24 hours prior to the Closing Time) or as otherwise agreed to by the Corporation and the Underwriters, in the City of Calgary, together with a receipt signed by the Lead Underwriters, on behalf of the Underwriters, for such certificate.

(2)	If a material change as is contemplated in Section 8(1) hereof occurs after the Prospectus Supplement is filed and prior to the Closing Time in respect of which a Prospectus Amendment has been filed in the Offering Jurisdictions, then, subject to Section 15 hereof, the Closing Time shall be at 8:00 a.m. (Toronto time) on the third business day following the later of: (i) the date on which all applicable filing or other requirements with respect to such material change have been fulfilled in all of the Offering Jurisdictions and any appropriate receipts obtained therefor; and (ii) the date on which commercial copies of any Prospectus Amendment have been delivered in accordance with Section 8(1) hereof; however, in no event shall the Closing Date be later than June 7, 2011.

(3)	The parties agree that the Underwriters shall deduct from the Purchase Price payable to the Corporation a fee (the “Underwriting Fee”) in an amount equal to the sum of the following amounts: (a) 1.00% of the aggregate gross proceeds to the Corporation of the Series A Shares purchased by the Underwriters hereunder (being $0.25 per Series A Share) and sold by the Underwriters to certain institutions, and (b) 3.00% of the aggregate gross proceeds to the Corporation of the Series A Shares purchased by the Underwriters hereunder (being $0.75 per Series A Share) other than the Series A Shares referred to in clause (a). For greater certainty, the services provided by the Underwriters in connection herewith for which the Underwriters are to receive the Underwriting Fee shall not be subject to the Goods and Services Tax provided for in the Excise Tax Act (Canada) and any taxable supplies provided will be incidental to the exempt financial services provided. However, in the event that Canada Revenue Agency determines that the Goods and Services Tax provided for in the Excise Tax Act (Canada) is exigible on the Underwriting Fee, the Corporation agrees to pay the amount of Goods and Services Tax forthwith upon the request of the Underwriters.

(4)	The Underwriting Fee shall be allocated as follows:

(a)	first, 5.0% of the aggregate Underwriting Fee shall be allocated to TD as a work fee.

(b)	second, the remainder of the aggregate Underwriting Fee shall be allocated as follows:

TD	24%
CIBC	23%
RBC Dominion Securities Inc.	19%
Scotia Capital Inc.	19%
National Bank Financial Inc.	9%
BMO Nesbitt Burns Inc.	6%
Total	100.0%

(5)	The certificate representing the Series A Shares shall be delivered on behalf of the Underwriters to CDS Clearing and Depository Services Inc. (“CDS”), together with a direction to CDS with respect to the crediting of Series A Shares to the accounts of the participants of CDS, which shall be provided to CDS by TD. The Corporation shall pay all fees and expenses payable to CDS in connection with the preparation, delivery and certification of the Series A Shares contemplated hereunder.

Section 13 Indemnification

(1)	The Corporation shall protect, hold harmless and indemnify the Underwriters, their respective affiliates and each of the directors, officers, selling agents and employees of the Underwriters and their respective affiliates and each person, if any, who controls any Underwriter or any of their respective affiliates (collectively, the “Indemnified Parties”) from and against all liabilities, losses (other than losses of profits), claims, costs, damages and expenses (including without limitation any legal fees or other expenses reasonably incurred by any Indemnified Parties in connection with defending or investigating any of the above, which legal fees and other expenses the Corporation shall reimburse such Indemnified Parties for as they are incurred) in any way caused by, or arising directly or indirectly by reason of:

(a)	any information or statement (except any Underwriter Information) contained or incorporated by reference in the Prospectus or any Prospectus Amendment, being or being alleged to be a misrepresentation or, at the time and in light of the circumstances under which it was made, being or being alleged to be an untrue statement of a material fact;

(b)	any omission or alleged omission to state in the Prospectus or any Prospectus Amendment any material fact (other than to the extent relating solely to any Underwriter Information) required to be stated therein or necessary in order to make any statement therein not misleading in light of the circumstances under which it was made (including an omission or alleged omission that would be a misrepresentation under Applicable Securities Laws);

(c)	any order made or inquiry, investigation or proceeding commenced or threatened by any court, securities regulatory authority or other competent authority, based upon any actual or alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary to make any statement not misleading in the light of the circumstances under which it was made or any misrepresentation or alleged misrepresentation within the meaning of Applicable Securities Laws (in each case, other than to the extent relating solely to Underwriter Information) contained or incorporated by reference in or omitted from the Prospectus or any Prospectus Amendment, preventing or restricting the trading in or the sale or distribution of the Series A Shares in any of the Offering Jurisdictions;

(d)	the non-compliance or alleged non-compliance by the Corporation with any of the Applicable Securities Laws in connection with the transactions contemplated herein; or

(e)	any breach by the Corporation of its representations, warranties or obligations to be complied with under this Agreement, or any non-compliance by the Corporation with conditions of this Agreement except that, if and to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or a Governmental Authority in a final ruling from which no appeal can be made determines that a Claim resulted from the gross negligence or wilful misconduct of the Indemnified Party claiming indemnity, such Indemnified Party shall promptly reimburse to the Corporation any funds advanced to the Indemnified Party in respect of such Claim and the indemnity provided for in this Section 13 shall cease to apply to such Indemnified Party in respect of such Claim. For greater certainty, the Corporation and the Underwriters agree that they do not intend that any failure by the Underwriters to conduct such reasonable investigation as necessary to provide the Underwriters with reasonable grounds for believing the Prospectus and any Prospectus Amendment contained no misrepresentation shall constitute “gross negligence” or “wilful misconduct” for purposes of this Section 13 or otherwise disentitle the Underwriters from indemnification hereunder.

(2)	If any claim contemplated by this Section 13 shall be asserted against any of the Indemnified Parties, or if any potential claim contemplated by this Section 13 shall come to the knowledge of any of the Indemnified Parties, the Indemnified Party concerned shall notify the Corporation as soon as possible of the nature of such claim (provided that any failure to so notify shall not affect the Corporation’s liability under this Section 13 except to the extent that the Corporation is actually prejudiced by that failure, and then only to such extent) and the Corporation shall, subject as hereinafter provided, be entitled (but not required) to assume the defence on behalf of the Indemnified Party of any suit brought to enforce such claim; provided that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably, and no settlement of any claim or admission of liability may be made by the Corporation without the prior written consent of the Indemnified Party, acting reasonably, unless such settlement includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any Indemnified Party. An Indemnified Party shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the Corporation fails to assume the defence of such suit on behalf of the Indemnified Party within ten days of receiving notice of such suit; (ii) the employment of such counsel has been authorized by the Corporation; or (iii) the named parties to any such suit include both the Indemnified Party and the Corporation and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the Corporation and that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (in which case the Corporation shall not have the right to assume the defence of such suit on behalf of the Indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party). It is understood, however, that the Corporation will, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate law firm (in addition to any local counsel) at any time for all such Indemnified Parties not having actual or potential differing interests. It is the intention of the Corporation and the Underwriters to constitute the Underwriters trustees for any Indemnified Parties that are not party to this Agreement and the Underwriters agree to accept such trust and to hold and enforce the rights and benefits of this Section 13 on behalf of such Indemnified Parties.

Section 14 Contribution

(1)	In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in Section 13 would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Underwriters or enforceable otherwise than in accordance with its terms, the Corporation (the “Indemnifier”) and the Underwriters shall contribute to the aggregate of all liabilities, losses, claims, costs, damages and expenses (other than loss of profits) of a nature contemplated in Section 13 and suffered or incurred by the Indemnifier and one or more of the Underwriters in such proportions so that the Underwriters are responsible for the portion represented by the percentage that the aggregate Underwriting Fee payable by the Corporation to the Underwriters bears to the Purchase Price of the Series A Shares, and the Indemnifier is responsible for the balance, whether or not they have been sued together or sued separately. The Underwriters shall not in any event be liable to contribute, in the aggregate, any amounts in excess of such aggregate Underwriting Fee or any portion thereof actually received, and each Underwriter shall not in any event be liable to contribute, individually, any amount in excess of such Underwriter’s portion of the aggregate Underwriting Fee actually received. However, no party who has been determined by a court of competent jurisdiction in a final judgement to have engaged in any fraud or gross negligence shall be entitled to claim contribution from any person who has not also been determined by a court of competent jurisdiction in a final judgement to have engaged in such fraud or gross negligence.

(2)	The rights to contribution provided in this Section 14 shall be in addition to and not in derogation of any other right to contribution which the Underwriters may have by statute or otherwise at law.

(3)	In the event that the Indemnifier may be held to be entitled to contribution from the Underwriters under the provisions of any statute or at law, the Indemnifier shall be limited to contribution in an amount not exceeding the lesser of:

(a)	the portion of the full amount of the loss or liability giving rise to such contribution for which the Underwriters are responsible, as determined in Section 14(1); and

(b)	the amount of the aggregate Underwriting Fee actually received by the Underwriters from the Corporation hereunder.

(4)	If any of the Underwriters has reason to believe that a claim for contribution may arise, it shall give the Indemnifier notice thereof in writing as soon as reasonably possible, but failure to so notify the Indemnifier shall not relieve the Indemnifier of any obligation which it may have to the Underwriters under this Section 14, except to the extent that the Indemnifier is materially prejudiced by such failure to so notify the Indemnifier.

(5)	With respect to this Section 14, the Indemnifier acknowledges and agrees that the Underwriters are contracting on their own behalf and as agents for the Indemnified Parties that are not party to this Agreement. In addition, it is the intention of the Corporation and the Underwriters to constitute the Underwriters trustees for any Indemnified Parties that are not party to this Agreement and the Underwriters agree to accept such trust and to hold and enforce the rights and benefits of this Section 14 on behalf of such Indemnified Parties. For purposes of this Section 14, each person, if any, who controls an Underwriter and each Underwriter’s affiliates and selling agents shall have the same rights to contribution as such Underwriter and each person, if any, who controls the Corporation shall have the same rights to contribution as the Corporation. The Underwriters’ respective obligations to contribute pursuant to this Section 14 are several in proportion to the percentages of Series A Shares set forth opposite their respective names in Section 17 hereof and not joint nor joint and several.

(6)	The indemnity and contribution provisions in Section 13 and Section 14 hereof shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Parties, acceptance by the Underwriters of any of the Series A Shares and payment therefor, or any termination of this Agreement.

Section 15 Expenses

The Corporation agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation: (i) all expenses incidental to the issuance, delivery and listing of the Series A Shares (including all TSX listing fees and all transfer agent costs and expenses); (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Series A Shares to the Underwriters; (iii) all fees and expenses of the Corporation’s counsel, independent public or certified public accountants and other advisors to the Corporation; (iv) all costs and expenses incurred in connection with the preparation, filing with the Canadian Securities Commissions, printing, shipping and distribution, of the Prospectus, any Prospectus Amendment and this Agreement; (v) all out-of-pocket expenses of the Corporation in connection with the marketing and offering of the Series A Shares; and (vi) all costs of making the Series A Shares and Series B Shares eligible for clearance and settlement through the facilities of CDS. Notwithstanding the foregoing, the fees and disbursements of the Underwriters’ counsel and the out-of-pocket expenses of the Underwriters shall be borne by the Underwriters, if the Offering is completed. However, the Underwriters will be reimbursed by the Corporation for all reasonable out-of-pocket expenses and the reasonable fees and disbursements of the Underwriters’ counsel if the Offering is not completed, other than by reason of a default of the Underwriters or any of them under this Agreement.

Section 16 Termination by Underwriters in Certain Events.

(1)	Any Underwriter shall have the right to terminate its obligations hereunder, without any liability on such Underwriter’s part, by written notice to the Corporation and the Lead Underwriters in the event that after the date hereof and at or prior to the Closing Time:

(a)	there should occur or there should be announced or discovered any material change or any change in a material fact (in this clause, “material fact” shall have the meaning ascribed thereto in Applicable Securities Laws) in relation to the Corporation which, in either case, in the reasonable opinion of the Underwriter, would be expected to have a significant adverse effect on the market price or value of the Series A Shares;

(b)	(i) there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation (or any change in the interpretation or administration thereof) which, in the opinion of the Underwriter, acting reasonably, seriously adversely affects, or involves, or will seriously adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation and its subsidiaries taken as a whole, or (ii) there shall have occurred any outbreak or escalation of hostilities, declaration by Canada or the United States of a national emergency or war, or other calamity or crisis, which, in the opinion of the Underwriter, acting reasonably, seriously adversely affects, or involves, or will seriously adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation and its subsidiaries taken as a whole;

(c)	any enquiry, action, suit, investigation or other proceeding, whether formal or informal, is instituted or announced or any order is made by any federal, provincial, state, municipal or other Governmental Authority in relation to the Corporation which, in the opinion of the Underwriter, operates to prevent or restrict the distribution or trading of the Series A Shares;

(d)	any order to cease or suspend trading in the Corporation’s securities or to prohibit or restrict the distribution of the Series A Shares is made, or proceedings are announced or commenced for the making of any such order, by any of the Canadian Securities Commissions, the SEC, the TSX or the NYSE or trading in securities generally on the TSX or the NYSE shall have been suspended or limited or minimum prices shall have been established on either of such exchanges;

(e)	a banking moratorium shall have been declared by Canadian Federal authorities; or

(f)	there shall have occurred a downgrade in the rating applicable to the Series A Shares by DBRS Limited or Standard & Poor’s, or if either DBRS Limited or Standard & Poor’s, or Moody’s Corporation or Fitch, Inc. shall place any of the securities of the Corporation on credit watch or shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Series A Shares.

(2)	The Corporation agrees that all terms and conditions of this Agreement shall be construed as conditions and complied with insofar as the same relate to acts to be performed or caused to be performed by the Corporation, and the Corporation will use its commercially reasonable efforts to cause all such conditions to be complied with. Any breach or failure by the Corporation to comply with any of such material conditions shall entitle each of the Underwriters to terminate its obligation to purchase the Series A Shares, by written notice to that effect given to the Corporation at or prior to the Closing Time. It is understood that each of the Underwriters may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other of such terms and conditions or any other or subsequent breach or noncompliance, provided that to be binding on an Underwriter any such waiver or extension must be in writing and signed by such Underwriter.

(3)	The rights of termination contained in this Section 16 may be exercised by each Underwriter and are in addition to any other rights or remedies such Underwriter may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability on the part of such Underwriter to the Corporation or on the part of the Corporation to such Underwriter except in respect of any liability under Section 13, Section 14 and Section 15. A notice of termination given by an Underwriter under Section 16 shall not be binding on any other Underwriter.

Section 17 Obligations of the Underwriters to be Several

Subject to the terms and conditions hereof, the obligation of the Underwriters to purchase the Series A Shares shall be several, and not joint nor joint and several. The percentage of the Series A Shares to be severally purchased and paid for by each of the Underwriters shall be as follows:

TD Securities Inc.	24%
CIBC World Markets Inc.	23%
RBC Dominion Securities Inc.	19%
Scotia Capital Inc.	19%
National Bank Financial Inc.	9%
BMO Nesbitt Burns Inc.	6%
Total	100.0%

If, on the Closing Date any one or more of the Underwriters shall fail or refuse to purchase Series A Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Series A Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than 10% of the aggregate number of the Series A Shares to be purchased on such date, the other Underwriters shall be obligated severally on a pro rata basis according to the percentage of Series A Shares set forth opposite their respective names in this Section 17, or in such other proportion as the Lead Underwriters may specify, to purchase the Series A Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided, however, that in no event shall the aggregate number of Series A Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 17 by an amount in excess of 10% of such number of Series A Shares without the written consent of such Underwriter. If, at the Closing Time on the Closing Date any one or more of the Underwriters shall fail or refuse to purchase Series A Shares and the aggregate number of Series A Shares with respect to which such default occurs is more than 10% of the aggregate number of Series A Shares to be purchased on such date, the other Underwriters shall have the right, but shall not be obligated, to purchase all of the Series A Shares that would otherwise have been purchased by such defaulting Underwriter or Underwriters, and if such non-defaulting Underwriters do not purchase all such Series A Shares, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Corporation. In the event of a default by any Underwriter as set forth in this Section 17, the Closing Date shall be postponed for such period, not exceeding three business days, in order that the required changes, if any, in the Offering Documents or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Corporation and any non-defaulting Underwriter for damages occasioned by its default hereunder, and nothing contained in this Agreement shall relieve the Corporation of any liability which may have arisen or may arise under Section 13, Section 14 or Section 15.

Section 18 Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered,

If to the Corporation:

Shaw Communications Inc.
Suite 900, 630-3rd Avenue S.W.
Calgary, Alberta T2P 4L4
Attention: Facsimile:	Steve Wilson (403) 750-7469

In case of any notice to the Corporation, with a copy to:

Fraser Milner Casgrain LLP
1500, 850 – 2nd Street
Calgary Alberta T2P 0R8 Attention: Facsimile:	John Reynolds (403) 268-3100

If to TD:

TD Securities Inc.
TD Bank Tower, 8th Floor
66 Wellington St. West
Toronto ON M5K 1A2

Attention: Facsimile:	Jeremy Walker (416) 983-3176

If to CIBC:

CIBC World Markets Inc.
161 Bay Street, 6th Floor
Toronto ON M5J 2S8 Attention: Facsimile:	Kathy Butler (604) 891-6330

If to RBC Dominion Securities Inc.:

200 Bay Street, 4th Floor, South Tower
Toronto ON M5J 2W7 Attention: Facsimile:	Jan Sorhaug (416) 842-7555

If to Scotia Capital Inc.:

650 W. Georgia Street, 10th Floor
Box 11640 Vancouver BC V6B 4N9 Attention: Facsimile:	Andrew McLenan (604) 661-7496

If to National Bank Financial Inc.:

130 King Street West, Suite 3200
P.O. Box 21 Toronto ON M5X 1J9 Attention: Facsimile:	Rob Sainsbury (416) 869-6411

If to BMO Nesbitt Burns Inc.:

100 King Street West, 4th Floor
Toronto ON M5X 1H3 Attention: Facsimile:	Ashish P. Mathur (416) 359-5183

In case of any notice to an Underwriter, with a copy to:

McCarthy Tétrault LLP Suite 5300 TD Bank Tower 66 Wellington Street West Toronto ON M5K 1E6 Attention: Facsimile: E-mail:	David Woollcombe (416) 868-0673 dwoollcombe@mccarthy.ca

or to such other address as any of the persons may designate by notice given to the others in accordance with this Section 18.

The Corporation and the Underwriters may change their respective addresses for notices by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless delivered personally to the addressee or to a responsible officer of the addressee, as applicable, shall be given by facsimile or e-mail and shall be deemed to have been given when: (i) in the case of a notice delivered personally to a responsible officer of the addressee, when so delivered; and (ii) in the case of a notice delivered by facsimile or e-mail, if delivered prior to 5:00 p.m. (Toronto time) on a business day, on that business day and, in any other case, on the next business day following the day on which it is sent.

Section 19 Authority of the Lead Underwriters

The Lead Underwriters are hereby authorized by the other Underwriters to act on their behalf and the Corporation shall be entitled to and shall act on any communication given or agreement entered into by or on behalf of the Underwriters, which hereby represent and warrant that the Lead Underwriters have irrevocable authority to bind the Underwriters, except in respect of any consent to a settlement pursuant to Section 13 and Section 14, which consent shall be given by the Indemnified Party, a notice of termination or waiver pursuant to Section 16, which notice may be given by any of the Underwriters, or any amendment to this Agreement which must be signed by all of the Underwriters. The Lead Underwriters shall consult fully with the other Underwriters concerning any matter in respect of which they act as representatives of the Underwriters.

Section 20 No Advisory or Fiduciary Relationship

The Corporation acknowledges and agrees that (a) the purchase and sale of the Series A Shares pursuant to this Agreement, including the determination of the Offering Price of the Series A Shares and any related fees, is an arm’s-length commercial transaction between the Corporation, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the Offering contemplated hereby and the process leading to such transaction, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Corporation or its shareholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favour of the Corporation with respect to the Offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter or its affiliate has advised or is currently advising the Corporation on other matters) and no Underwriter has any obligation to the Corporation with respect to the Offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Corporation, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the Offering contemplated hereby and the Corporation has consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

Section 21 Miscellaneous

(a)	This Agreement shall enure to the benefit of, and shall be binding upon, the Underwriters and the Corporation and their respective successors and legal representatives.

(b)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta and the courts of such province shall have exclusive jurisdiction over any dispute hereunder.

(c)	Time shall be of the essence of this Agreement.

(d)	The words, “hereunder”, “hereof” and similar phrases mean and refer to the Agreement formed as a result of the acceptance by the Corporation of this offer by the Underwriters to purchase the Series A Shares.

(e)	All representations, warranties, covenants and agreements of the Corporation and/or the Underwriters herein contained or contained in documents submitted pursuant to this Agreement shall survive the purchase and sale of the Series A Shares and the termination of this Agreement and shall continue in full force and effect for the benefit of the Underwriters or the Corporation, as the case may be, regardless of any subsequent disposition of the Series A Shares or any investigation by or on behalf of the Underwriters with respect thereto. The Underwriters and the Corporation shall be entitled to rely on the representations and warranties of the Corporation or the Underwriters, as the case may be, contained herein or delivered pursuant hereto notwithstanding any investigation which the Underwriters or the Corporation may undertake or which may be undertaken on their behalf.

(f)	This Agreement may be executed in counterparts and delivered by facsimile or email in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

(g)	In performing their respective obligations under this Agreement, the Underwriters shall be acting severally, and not jointly nor jointly and severally. Nothing in this Agreement is intended to create any relationship in the nature of a partnership, or joint venture between the Underwriters.

(h)	In connection with the distribution of the Series A Shares, the Underwriters (or any of them) at their sole discretion may effect transactions which stabilize or maintain the market price of the Series A Shares at levels other than those which might otherwise prevail in the open market, but in each case as permitted by Applicable Securities Laws. Such stabilizing transactions, if any, may be discontinued by the Underwriters at any time.

(i)	The provisions contained herein constitute the entire agreement among the parties and supersede all previous communications, representations, understandings and agreements among the parties with respect to the subject matter hereof, whether verbal or written (except in respect of the allocation of any work fee payable to an Underwriter).

(j)	If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement, and such void or unenforceable provision shall be severable from this Agreement.

If this letter accurately reflects the terms of the transactions which we are to enter into and are agreed to by you, please communicate your acceptance by executing the enclosed copies of this letter where indicated and returning them to us.

Yours very truly,
TD SECURITIES INC.		CIBC WORLD MARKETS INC.
Per:	(signed) “Jeremy Walker”	Per:	(signed) “Kathy Butler”

Name: Title:	Jeremy Walker Managing Director	Name: Title:	Kathy Butler Managing Director
RBC DOMINION SECURITIES INC.		SCOTIA CAPITAL INC.
Per:	(signed) “Jan Sorhaug”	Per:	(signed) “Andrew McLenan”

Name: Title:	Jan Sorhaug Managing Director	Name: Title:	Andrew McLenan Managing Director
NATIONAL BANK FINANCIAL INC.		BMO NESBITT BURNS INC.
Per:	(signed) “Rob Sainsbury”	Per:	(signed) “Ashish P. Mathur”

Name: Title:	Rob Sainsbury Managing Director	Title:	Name:Ashish P. Mathur Managing Director

Accepted and agreed to by the undersigned as of the date of this letter first written above.
SHAW COMMUNICATIONS INC. Per:	(signed) “Steve Wilson”

Name: Title:	Steve Wilson Senior Vice President and Chief Financial Officer
Per:	(signed) “Trevor English”

Name: Title:	Trevor English Vice President, Capital Markets

SCHEDULE “A”
MATTERS TO BE ADDRESSED IN THE OPINION OF THE
CORPORATION’S COUNSEL

Counsel Opinion

(a)	The Corporation has been duly continued and is a valid and subsisting corporation under the laws of the Province of Alberta.

(b)	The Corporation has all requisite corporate power and corporate capacity to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under the Underwriting Agreement.

(c)	The Base Prospectus and the Prospectus Supplement, in each case in both the French language and English language, have been duly approved and authorized by and on behalf of the Corporation, and the Base Prospectus and the Prospectus Supplement have been duly executed pursuant to such authorizations by and on behalf of the Corporation and its board of directors.

(d)	The Corporation is extra-provincially registered to transact business in each jurisdiction in Canada in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(e)	The issued and outstanding share capital of the Corporation is as set forth in the Prospectus (except for subsequent issuances, if any, pursuant to reservations, agreements, share provisions or employee benefit plans referred to in the Prospectus pursuant to the exercise of convertible securities or options referred to in the Prospectus or purchased pursuant to the Corporation’s normal course issuer bid or dividend reinvestment plan); the issued and outstanding shares in the capital of the Corporation have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares in the share capital of the Corporation was issued in violation of the preemptive or other similar rights conferred on any securityholder of the Corporation by its constating documents or the laws of Alberta.

(f)	Each of Shaw Cablesystems Limited, Shaw Cablesystems G.P., Videon CableSystems Inc., Shaw Satellite Services Inc., Star Choice Television Network Incorporated and Shaw Satellite G.P. (the “Significant Subsidiaries”) has been duly incorporated or organized and is a valid and subsisting corporation or partnership under the laws of the jurisdiction of its incorporation or organization, has the requisite power and capacity to own, lease and operate its properties and to conduct its business as described in the Prospectus and is extra-provincially registered to transact business in each jurisdiction in Canada in which such registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to register would not result in a Material Adverse Effect; except as otherwise disclosed in the Prospectus, to the best of such counsel’s knowledge, (A) all of the issued and outstanding shares in the capital of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable, and (B) all of the issued and outstanding share capital of, or partnership interest in, as applicable, each Significant Subsidiary is registered in the name of the Corporation or one of its direct or indirect wholly-owned subsidiaries and is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares in the capital of any Significant Subsidiary were issued in violation of the preemptive or similar rights conferred on any securityholder of such Significant Subsidiary by its constating documents or the laws of its jurisdiction of incorporation or formation.

(g)	The Corporation has all requisite corporate power and corporate capacity to execute, deliver and perform its obligations under the Underwriting Agreement and the Underwriting Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to the customary qualifications on enforceability.

(h)	The Corporation has all requisite corporate power and authority to execute, deliver and perform its obligations under the Underwriting Agreement and the Series A Shares and the Series B Shares have been duly authorized and the Series A Shares have been validly issued by the Corporation and constitute a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with their terms, subject to the customary qualifications on enforceability.

(i)	The Series A Shares and the Series B Shares conform in all material respects to the descriptions thereof contained in the Prospectus.

(j)	The Passport Receipt was obtained in respect of the Base Prospectus from the Principal Regulator, on its behalf and on behalf of the other Canadian Securities Commissions, and on May 20, 2011 the Prospectus was filed with the Principal Regulator and the other Canadian Securities Commissions and all necessary documents have been filed, all necessary proceedings have been taken and all necessary authorizations, approvals, permits, consents and orders have been obtained under the securities laws of the Province of Alberta and the other Offering Jurisdictions to permit the Series A Shares to be issued, offered, sold and delivered in Canada through any person that is duly registered in a category of dealer registration that permits the trade under applicable legislation of each of the Offering Jurisdictions and who have complied with the relevant provisions of such applicable legislation and the terms of such registration.

(k)	The Corporation is a “reporting issuer” or equivalent under the securities laws of the Province of Alberta and each of the other Offering Jurisdictions which recognize such concept and is not, to the knowledge of such counsel, in default of any requirement under such securities laws.

(l)	To the best of such counsel’s knowledge, there are no Canadian statutes or regulations (excluding the Communications Statutes (as defined in Schedule “B”) and any other Canadian statutes specifically relating to the regulation of either or both of the Canadian broadcasting and telecommunications industries and the orders, rules, regulations and directions promulgated pursuant to such statutes, including any statutes or regulations of any province specifically relating to the regulation of either or both of the Canadian broadcasting and telecommunications industries and the orders, rules, regulations and directions promulgated thereunder, about which no opinion is expressed) that are required to be described or referred to in the Prospectus that are not described or referred to therein as required, and the descriptions thereof or references thereto are correct in all material respects.

(m)	All descriptions in the Prospectus of contracts and other documents to which the Corporation or its Canadian subsidiaries are a party are accurate in all material respects; to the best of such counsel’s knowledge, after reasonable investigation, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other information or instruments that in accordance with the requirements of the Principal Regulator must be made publicly available in connection with the offering of the Series A Shares that have not been made publicly available as required; there are no other documents required to be filed with the Principal Regulator or the other Canadian Securities Commissions in connection with the Base Prospectus or Prospectus that have not been filed as required.

(n)	The opinion of such counsel in the Prospectus under the captions “Certain Canadian Federal Income Tax Considerations” and “Eligibility for Investment” is confirmed.

(o)	The form and terms of the Series A Shares have been duly authorized, approved and adopted by the Corporation and comply with any applicable requirements of the constating documents and by-laws of the Corporation and with the requirements of the Business Corporations Act (Alberta) relating thereto.

(p)	The Corporation has complied with all conditions precedent to the issue of the Series A Shares and all applicable legislation in respect thereof.

(q)	To the best of such counsel’s knowledge based on such counsel’s review, and except as disclosed in the Prospectus, neither the Corporation nor any Significant Subsidiary is in violation of its constating documents or by-laws and no material default by the Corporation or any subsidiary exists individually or in the aggregate in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, loan agreement, note, lease or other agreement or instrument that is described or referred to in the Prospectus.

(r)	Except as disclosed in the Prospectus, to the best of such counsel’s knowledge, there is not pending in the Court of Queen’s Bench of Alberta (Calgary and Edmonton Judicial Districts) or the Federal Court of Canada, or, pending or threatened elsewhere any action, suit, proceeding, inquiry, or investigation, to which the Corporation or any Significant Subsidiary is a party, or to which the property of the Corporation or any Significant Subsidiary is subject, before or brought by any court or governmental agency or body, domestic or foreign, which individually or in the aggregate might reasonably be expected to result in a Material Adverse Effect, and to the best of such counsel’s knowledge, there is no pending or threatened action, suit, proceeding, inquiry, or investigation, to which any subsidiary of the Corporation (other than a Significant Subsidiary) is a party, or to which the property of any subsidiary of the Corporation (other than a Significant Subsidiary) is subject, before or brought by any court or governmental agency or body, domestic or foreign, which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Underwriting Agreement or the performance by the Corporation of its obligations hereunder.

(s)	The Prospectus (other than the financial statements and other financial data (including financial projections) included or incorporated or deemed to be incorporated therein, as to which such counsel need express no opinion), when filed complied as to form in all material respects with the applicable requirements of National Instrument 44-101 – Short Form Prospectus Distributions and Companion Policy 44-101 CP and National Instrument 44-102 – Shelf Distributions and Companion Policy 44-102 CP of the Canadian Securities Administrators and complied with the securities laws, rules and regulations of the Province of Alberta as interpreted and applied by the Principal Regulator except that such counsel need not, for the purposes of the opinion expressed in this paragraph, assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Prospectus.

(t)	The documents incorporated by reference in the Prospectus as amended or supplemented (other than the financial statements and other financial data (including financial projections) included or incorporated or deemed to be incorporated therein, as to which such counsel need express no opinion), when they were filed with the Principal Regulator and the other Canadian Securities Commissions, appear on their face to have been appropriately responsive in all material respects to the formal requirements of the securities laws, rules and regulations of the Province of Alberta as interpreted and applied by the Principal Regulator (but, for clarity, such counsel need not, for the purposes of the opinion expressed in this paragraph, assume any responsibility for the accuracy, completeness or fairness of such documents).

(u)	To the best of such counsel’s knowledge, no order having the effect of ceasing or suspending the distribution of the Series A Shares has been issued by the Principal Regulator or any other Canadian Securities Commission and no proceedings for that purpose have been instituted or are pending or contemplated.

(v)	The execution, delivery and performance of this Underwriting Agreement and the consummation by the Corporation of the transactions contemplated in this Underwriting Agreement and the Prospectus (including the issuance and sale of the Series A Shares and the use of proceeds from the sale of the Series A Shares as described in the Prospectus under the caption of “Use of Proceeds”) and compliance by the Corporation with its obligations under the Series A Shares and this Underwriting Agreement do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or a default or Repayment Event (as defined in Section 9(l)of this Underwriting Agreement) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Corporation or any Canadian subsidiary under any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument listed in a schedule to such opinion (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the articles or by-laws of the Corporation or any Canadian subsidiary, or any applicable Canadian federal or Province of Alberta law, statute, rule, regulation, judgment, order, writ or decree known to such Counsel of any government, governmental instrumentality, or court, domestic or foreign, having jurisdiction over the Corporation or the Canadian subsidiaries or any of their properties, assets or operations.

(w)	All laws of the Province of Québec relating to the use of the French language (other than those relating to verbal communications) will be complied with in respect of the documents to be delivered to purchasers in Québec in connection with the sale of the Securities to purchasers in Québec if such purchasers receive a copy of the Prospectus, forms of order and confirmation and, if requested, the documents incorporated by reference into the Prospectus, in the French language, provided that the Prospectus, the forms of order and confirmation and, if requested, the documents incorporated by reference in the Prospectus may be delivered in the English language in respect of the sale of the Series A Shares without delivery of the French language version thereof, to persons in Québec who have expressly requested the same in advance, in writing (on the assumption that no documents other than the Prospectus and the forms of order and confirmation constitute the contract for purchase of the Series A Shares).

(x)	The form of definitive certificate representing the Series A Shares has been duly approved and adopted by the Corporation and complies with the provisions of the Business Corporations Act (Alberta) and the articles and by-laws of the Corporation.

(y)	The TSX has conditionally approved the listing of the Series A Shares to be delivered at the Closing Time and Series B Shares subject only to the filing of documents in accordance with the requirements of the TSX on or before the date specified by the TSX.

(z)	Upon receipt of payment for the Series A Shares to be delivered at the Closing Time in accordance with the terms of the Underwriting Agreement, the Series A Shares will be validly issued and outstanding as fully-paid and non-assessable Series A Shares of the Corporation.

(aa)	CIBC Mellon Trust Company has been duly appointed as the transfer agent and registrar for the Series A Shares of the Corporation.

(k)	The issue and delivery by the Corporation of (A) the Series B Shares, if the same were to be issued and delivered by the Corporation as of the Closing Date upon the conversion of the Series A Shares in accordance with the terms and conditions thereof, and (B) the Series A Shares, if the same were to be issued and delivered as of the Closing Date upon the conversion of the Series B Shares in accordance with the terms and conditions thereof, would, in each case, be exempt from the prospectus requirements of the Applicable Securities Laws and no filing, proceeding, approval, permit, consent, order or authorization under the Applicable Securities Laws or under the Business Corporations Act (Alberta) would be required to be made, taken or obtained by the Corporation pursuant to the Applicable Securities Laws or the Business Corporations Act (Alberta) to permit such issue and delivery.

(bb)	The first trade in (i) the Series B Shares, if the same were to be issued and delivered by the Corporation as of the Closing Date upon the conversion of the Series A Shares in accordance with the terms and conditions thereof, and (ii) the Series A Shares, if the same were to be issued and delivered by the Corporation as of the Closing Date upon the conversion of the Series B Shares in accordance with the terms and conditions thereof, would not, in each case, be subject to the prospectus requirements of the Applicable Securities Laws and no filing, proceeding, approval, permit, consent, order or authorization would be required to be made, taken or obtained by the Corporation pursuant to the Applicable Securities Laws or under the Business Corporations Act (Alberta) to permit such trade by or through investment dealers or brokers registered under the Applicable Securities Laws who have complied with the relevant provisions of the Applicable Securities Laws and the terms of their registration, provided that such trade is not a “control distribution”, as that term is defined in National Instrument 45-102 – Resale of Securities.

In giving such opinion, such counsel may rely, as to all matters governed by the laws of jurisdictions other than the laws of the province of Alberta and the federal laws of Canada applicable therein upon the opinions of local counsel, who shall be of counsel satisfactory to counsel for the Underwriters, in which case the opinion shall state that they believe the Underwriters and they are entitled to so rely. Such counsel may also state that, insofar as such opinion involves factual matters, but not legal conclusions, they have relied, to the extent they deem proper, upon certificates of officers of the Corporation and certificates of public officials; provided that such certificates have been delivered to the Underwriters. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions.

SCHEDULE “B”
MATTERS TO BE ADDRESSED IN THE OPINION OF THE CORPORATION’S REGULATORY COUNSEL

(a)	Such counsel does not know of any Canadian statutes relating specifically to the regulation of either or both of the Canadian broadcasting and telecommunications industries, including any statutes of any province specifically relating to the regulation of either or both of the Canadian broadcasting and telecommunications industries, that, in such counsel’s judgment, are material to the operation of the businesses of the Company as described in the Prospectus other than the Broadcasting Act (Canada), the Telecommunications Act (Canada), the Radiocommunication Act (Canada) and the Copyright Act (Canada) (the “Communications Statutes”).

(b)	To such counsel’s knowledge, (i) each of the Corporation, Shaw Satellite Services Inc., Star Choice Television Network Incorporated, Shaw Cablesystems Limited, Shaw Telecom Inc. and Shaw Telecom G.P. currently hold in good standing all permits, licences, franchises, and approvals of governmental authorities and agencies required pursuant to the Communications Statutes and are in material compliance with all orders, rules, regulations and directions promulgated pursuant to such statutes and with all orders and directions made in any legal or other proceedings by or before any Canadian court or judicial or administrative board or tribunal or other governmental proceedings by or before any Canadian governmental body with respect to the regulation of the Canadian broadcasting or telecommunications industries pursuant to the Communications Statutes (the “Communications Regulations”) that are necessary to conduct their respective businesses as described in the Prospectus (except where the failure to do so would not, individually or in the aggregate, be expected, in our judgment, to have a materially adverse effect on the condition (financial or otherwise), earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise (a “Material Adverse Effect”)), (ii) no revocation or limitation of any such permit, licence, franchise or approval is pending or threatened, (iii) each of the Corporation, Shaw Satellite Services Inc., Star Choice Television Network Incorporated, Shaw Cablesystems Limited, Shaw Telecom Inc. and Shaw Telecom G.P. is not in default or in violation of any such permit, licence, franchise, approval, order, rule, regulation or direction (except where such default would not, individually or in the aggregate, be expected, in such counsel’s judgment, to have a Material Adverse Effect), and (iv) the authorization, issuance and delivery of the Series A Shares does not, and assuming there has been no material change in circumstances, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any of such permits, licences, franchises, approvals, orders, rules, regulations and directions.

(c)	Except as disclosed in the Prospectus, to such counsel’s knowledge, there is no threatened or pending change in the Communications Statutes which could have a Material Adverse Effect.

(d)	The execution and delivery by the Corporation of, and the compliance by the Corporation with its obligations under, this Underwriting Agreement and the consummation of the transactions contemplated therein do not and, assuming there has been no material change in existing circumstances as of the Closing Date, will not result in any violation of, and do not and, assuming there has been no material change in existing circumstances, will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default or permit acceleration) under, or result in the creation or imposition of, any lien, charge or encumbrance upon any properties or assets of the Company under (i) any of the Communications Regulations, or (ii) to such counsel’s knowledge, any judgment, order or decree of any government, governmental, regulatory or administrative agency, authority, commission or instrumentality or court having jurisdiction, pursuant to Communications Statutes.

(e)	All material aspects of the regulation of the Canadian broadcasting and telecommunications businesses of the Corporation described in the Prospectus are subject to the exclusive constitutional jurisdiction of the Parliament of Canada and hence are governed by the laws of Canada and provincial laws of general application that are applicable to such business.

(f)	No consent, approval, permit, authorization, filing, recording, license, exemption, order, registration, qualification or other requirement under the Communications Statutes or any order, rule or regulation thereunder known to such counsel and applicable to the Corporation, Shaw Satellite Services Inc., Star Choice Television Network Incorporated, Shaw Cablesystems Limited, Shaw Telecom Inc. and Shaw Telecom G.P. is required for the sale of the Series A Shares, the consummation of the transactions contemplated by this Underwriting Agreement in connection with the execution, delivery and performance by and enforcement against the Corporation of any of the Series A Shares.

(g)	To such counsel’s knowledge, the statements which relate to

(a) the Communications Regulations,

(b)	governmental franchises and licences issued to the Corporation, Shaw Satellite Services Inc., Star Choice Television Network Incorporated, Shaw Cablesystems Limited, Shaw Telecom Inc. and Shaw Telecom G.P. pursuant to the Communications Regulations or otherwise issued to the Corporation, Shaw Satellite Services Inc., Star Choice Television Network Incorporated, Shaw Cablesystems Limited, Shaw Telecom Inc. and Shaw Telecom G.P. in connection with the regulation of the Canadian broadcasting or telecommunications industries, and

(c)	legal or other proceedings by or before any court or judicial or administrative board or tribunal or other governmental proceedings with respect to the regulation of the Canadian broadcasting and telecommunications industries in the Prospectus fairly summarize the matters described therein.

Whenever an opinion set forth above with respect to the existence or absence of facts is qualified by the phrase “to the best of such counsel’s knowledge” or “to such counsel’s knowledge”, it is intended to indicate that during the course of such counsel’s representation of the Corporation and, as a result of receiving and reviewing the certificates of the officers of the Corporation, no information has come to the attention of such counsel that has given such counsel actual knowledge of the existence or absence of such facts.